Exhibit 99.1

Media Relations Contact:	Investor Relations Contact:
Gerri Dyrek	Ed Merritt
Group Vice President, Corporate Communications	Vice President, Investor Relations
gdyrek@digitalriver.com	investorrelations@digitalriver.com
+1 952-253-1234, ext. 38396	+1 952-540-3362

Digital River Appoints Stefan Schulz CFO

MINNEAPOLIS – July 13, 2011 – Digital River, Inc. (NASDAQ: DRIV), a leading provider of global e-commerce solutions, today announced that its Board of Directors has appointed Stefan Schulz as CFO. Reporting directly to Joel Ronning, Digital River’s CEO, Schulz will be responsible for the company’s accounting, finance, tax and investor relations activities. Schulz is assuming the CFO position from Tom Donnelly, who was promoted to President of Digital River in March 2011.

“We are pleased to have Stefan join our leadership team,” said Joel Ronning, Digital River’s CEO. “Stefan is an experienced, results-oriented financial executive. He is a natural fit for our organization and brings tremendous value to our future growth plans.”

Schulz’s professional background includes more than 20 years of experience in finance-related activities. Schulz joins Digital River from Lawson Software, a global provider of enterprise software, where he most recently served as CFO. Prior to Lawson, Schulz served as corporate controller and vice president of revenue operations at BMC Software, Inc., and worked in the audit and business advisory practice at Arthur Andersen LLP.

“Digital River has a history of delivering a world class e-commerce solution backed by proven experience and best in class processes and technology, and has a tremendous opportunity for future growth,” said Schulz. “This is an exciting time for the company and industry. I am looking forward to helping Digital River build on its successes and accelerate its expansion into new markets and geographies.”

About Digital River, Inc.

Digital River, Inc., a leading provider of global e-commerce solutions, builds and manages online businesses for software and game publishers, consumer electronics manufacturers, distributors, online retailers and affiliates. Its multi-channel e-commerce solution, which supports both direct and indirect sales, is designed to help companies of all sizes maximize online revenues as well as reduce the costs and risks of running an e-commerce operation. The company’s comprehensive platform offers site development and hosting, order management, fraud management, export controls, tax management, physical and digital product fulfillment, multi-lingual customer service, advanced reporting and strategic marketing services.

Founded in 1994, Digital River is headquartered in Minneapolis with offices across the U.S., Asia, Europe and South America. For more details about Digital River, visit the corporate website, follow the company on Twitter or call +1 952-253-1234.

Digital River is a registered trademark of Digital River, Inc. All other company and product names are trademarks, registrations or copyrights of their respective owners.

Twitter Tags: #ecommerce, @DigitalRiverInc

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